Exhibit 99.1

Tim Wentworth Named President of Express Scripts

ST. LOUIS, January 28, 2014 — Express Scripts Holding Company (NASDAQ:ESRX) today appointed Tim Wentworth as President. He will have management responsibility for all aspects of the company’s core business, and will report directly to chairman and CEO, George Paz.

Mr. Wentworth, 53, most recently was Senior Vice President and President, Sales and Account Management, with responsibility for Express Scripts’ core sales and account management teams, including employer groups (commercial), health plans, and new sales. In addition to sales and account management, he will also be responsible for information technology, operations, research and new solutions, and supply chain management.

“Tim’s deep understanding of our business, our clients and the complexities of the healthcare environment will serve him well in this expanded role,” said Paz. “His focus and leadership will be critical as we take advantage of near and long-term growth opportunities. I look forward to teaming with him to further deliver on our mission to make the use of prescription drugs safer and more affordable.”

“I’m honored to take on a broader leadership role at a pivotal juncture for Express Scripts,” said Wentworth. “Now that our integration is largely complete, we are extremely well positioned to control client costs, improve patient care and drive better health outcomes. With the industry’s broadest and best set of solutions, and responsibility for thousands of clients and tens of millions of people, we can uniquely create meaningful and sustainable improvement in healthcare.”

Mr. Wentworth joined Express Scripts when the company merged with Medco in April 2012. At Medco, he led the employer and key accounts organizations for nearly 14 years. He also served as President and CEO of Accredo, the company’s specialty pharmacy. Prior to joining Medco, Mr. Wentworth spent five years at Mary Kay, Inc., where he served initially as Senior Vice President of Human Resources and subsequently as President, International. He also held roles of increasing responsibility in a nine-year career in human resources management at PepsiCo. Mr. Wentworth has a bachelor’s degree in industrial and labor relations from Cornell University and an associate’s degree in business from Monroe Community College.

About Express Scripts

Express Scripts manages more than a billion prescriptions each year for tens of millions of people. On behalf of our clients – employers, health plans, unions and government health programs – we make the use of prescription drugs safer and more affordable. Express Scripts uniquely combines three capabilities – behavioral sciences, clinical specialization and actionable data – to create Health Decision Science, our innovative approach to help individuals make the best drug choices, pharmacy choices and health choices. Better decisions mean healthier outcomes.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. The company also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

Media Contact:

Brian Henry

314-684-6438

bhenry@express-scripts.com

Investor Contact:

David Myers

314-810-3115

investor.relations@express-scripts.com